EXHIBIT 99.1

PRESS RELEASE

California Micro Devices Updates Fiscal Q4 (March Quarter) Expectations

Actual FQ4 and FY2003 Yearend Results to be Presented May 8, 2003 After Close Of Trading

MILPITAS, Calif., Apr 29, 2003 — California Micro Devices (Nasdaq: CAMD) today updated expectations for its fourth fiscal quarter, which ended March 31, 2003. The company now expects revenues of approximately $10.5 million, and a net loss per share of between $0.16 and $0.21.

According to Robert V. Dickinson, president and CEO, the anticipated higher net loss per share is due primarily to four factors: greater than expected margin impact from a shortfall in Medical and Mobile product shipments; additional inventory reserves for legacy products; higher than expected manufacturing spending and provisions for additional legal and audit expense.

“Despite the impact these factors had on our fiscal Q4 bottom line, we booked $14.3 million in new orders, substantially up from the $11.7 million we booked in the prior quarter,” said Dickinson. “We also maintained strong design win momentum as we introduced a dozen new products, more than we have ever introduced in a single quarter in the last three years.”

Conference Call Scheduled For May 8, 2003

California Micro Devices will hold a conference call to discuss its fourth quarter and fiscal year 2003 results on May 8, 2003 after the close of trading. Within the USA, interested parties may access the call by dialing 800-218-0204 just prior to 2:00 p.m. PDT when the call is scheduled to begin. International parties may access the conference call by dialing (303) 205- 0033. No password is necessary.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon submounts for high brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, expects, and estimates. Forward-looking statements made in this release include our expectations regarding revenue and net earnings per share for the fourth fiscal quarter of 2003. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, finalizing our internal accounting for the results of the quarter, including our inventory reserves and manufacturing expense calculations, and receiving our auditors’ opinion as to our estimates of such matters as reserves and the salability of our inventory as well as other risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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